Exhibit 99.1
EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE QUARTER ENDED MARCH 31, 2006, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K DATED MAY 8, 2006
WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, May 5, 2006
     Unaudited consolidated net income of Wesco Financial Corporation and its subsidiaries for the first quarter of 2006 amounted to $23,415,000 compared with $18,427,000 for the first quarter of 2005.
     The increase in consolidated earnings resulted mainly from increased investment income earned by the insurance businesses principally as a result of higher interest rates on short-term investments, and improvement of the furniture rental business, partially offset by decreased underwriting income of the insurance businesses.
     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis. Per-share amounts are based on 7,119,807 shares outstanding.

	Quarter Ended March 31,
	2006	2005
Wesco-Financial and Kansas Bankers
insurance businesses —
Underwriting	$1,822,000	$5,477,000
Investment income	14,658,000	8,272,000
CORT furniture rental business	6,051,000	4,266,000
Precision Steel businesses	895,000	412,000
Other	(11,000)	—

Consolidated net income	$23,415,000	$18,427,000

Per share	$3.29	$2.59

     Wesco’s Form 10-Q for the quarter ended March 31, 2006 is expected to be filed electronically with the Securities and Exchange Commission on May 8, 2006, and we invite shareholders, the financial media and others to access it through the SEC’s website (www.sec.gov). The Form 10-Q will contain unaudited condensed consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and other information.
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